EXHIBIT 99

NEWS RELEASE
____________

FOR IMMEDIATE RELEASE           Contact:  Robert E. Evans
_____________________                     President and Chief Executive Officer
August 27, 1999                           (740) 373-3155


           PEOPLES BANKING AND TRUST COMPANY TO ACQUIRE BRANCH OFFICE
    ______________________________________________________________________
        Full-service banking center in Huntington, West Virginia, to add
                             $6 million in deposits

     MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced consummation, by one of its subsidiaries, The Peoples Banking and Trust Company ("Peoples Bank"), of an agreement to acquire a full-service banking facility in Huntington, West Virginia.
         In the agreement, Peoples Bank will assume approximately $6 million in deposits and $500,000 in loans. The actual acquisition will be contingent upon regulatory approval and other conditions. The full-service office is located at 1126 Twentieth Street in Huntington's South Hills area and was formerly a branch of Old National Bank.
         Robert E. Evans, President and Chief Executive Officer of Peoples Bancorp, commented, "We are excited by the opportunity to offer Peoples Bank's many products and services to our new customers in the Huntington area. This office will enhance our ability to serve the Huntington, West Virginia - Ashland, Kentucky market and increase Peoples Bancorp's presence in this growing segment of the Ohio River Valley."
         The acquisition is expected to be completed on or before October 31, 1999.
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 36 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO". Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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